Filed Pursuant to Rule 433

Registration No. 333-202354

BANK OF AMERICA CORPORATION

MEDIUM-TERM NOTES, SERIES L

$500,000,000

FLOATING RATE SENIOR NOTES, DUE APRIL 2021

FINAL TERM SHEET

Dated April 14, 2016

Issuer:	Bank of America Corporation

Ratings of this Series:	Baa1 (Moody’s)/BBB+ (S&P)/A (Fitch)

Title of the Series:	Floating Rate Senior Notes, due April 2021

Aggregate Principal Amount Initially Being Issued:	$500,000,000

Issue Price:	100.00%

Trade Date:	April 14, 2016

Settlement Date:	April 19, 2016 (T+3)

Maturity Date:	April 19, 2021

Ranking:	Senior

Minimum Denominations:	$2,000 and multiples of $1,000 in excess of $2,000

Day Count Fraction:	Actual/360

Base Rate:	Three-Month LIBOR (Reuters)

Index Maturity:	90 days

Spread:	142 basis points

Interest Payment Dates and Interest Reset Dates:	January 19, April 19, July 19, and October 19 of each year, commencing on July 19, 2016, subject to adjustment in accordance with the modified following business day convention (adjusted).

Interest Periods:	Quarterly

Interest Determination Dates:	Second London banking day prior to applicable Interest Reset Date

Optional Redemption:	None

Listing:	None

Lead Manager and Sole Book-Runner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Managers:

ABN AMRO Securities (USA) LLC

ANZ Securities, Inc.

BBVA Securities Inc.

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

Commerz Markets LLC

Danske Markets Inc.

Deutsche Bank Securities Inc.

ING Financial Markets LLC

J.P. Morgan Securities LLC

Lloyds Securities Inc.

Mizuho Securities USA Inc.

nabSecurities, LLC

Natixis Securities Americas LLC

Rabo Securities USA, Inc.

RBS Securities Inc.

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

TD Securities (USA) LLC

The Huntington Investment Company

UniCredit Capital Markets LLC

Junior Co-Managers:	Drexel Hamilton, LLC Samuel A. Ramirez & Company, Inc. Siebert Brandford Shank & Co., L.L.C. The Williams Capital Group, L.P.

CUSIP: ISIN:	06051GFV6 US06051GFV68

Concurrent Offering:

$2,000,000,000 2.625% Senior Notes, due April 2021

$2,500,000,000 3.500% Senior Notes, due April 2026

The settlement of the Floating Rate Senior Notes, due April 2021 is not contingent on the settlement of either of the concurrent offerings.

Bank of America Corporation (the “Issuer”) has filed a registration statement (including a pricing supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322. You may also request copies by e-mail from fixedincomeir@bankofamerica.com or dg.prospectus_requests@baml.com.

2